The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

(Translation)

July 3, 2025

Dear Sirs:

Name of the company: Representative:	Kewpie Corporation Mitsuru Takamiya, Representative Director, President and Chief Executive Corporate Officer
(Securities code: 2809; Prime of TSE)
Person to contact:	Motoki Tanaka, Corporate Officer, Senior General Manager of Management Promotion Division (TEL: 03-3486-3331)

Name of the company: Representative:	AOHATA Corporation Toshiya Ueda, Representative Director & President
(Securities code: 2830; Standard of TSE)
Person to contact:	Hiroyuki Ishibashi, Corporate Officer, Executive General Manager, Administration Division (TEL: 0846-26-0111)

Notice Regarding Execution of a Share Exchange Agreement (Simplified Share Exchange)
to Make AOHATA Corporation a Wholly Owned Subsidiary of Kewpie Corporation

Notice is hereby given that the Board of Directors of Kewpie Corporation (“Kewpie”) and AOHATA Corporation (“AOHATA”; Kewpie and AOHATA are hereinafter collectively referred to as the “Companies”) respectively resolved today to implement a share exchange (the “Share Exchange”) by which Kewpie will become a wholly owning parent company resulting from a share exchange and AOHATA will become a wholly owned subsidiary resulting from a share exchange, and that Kewpie and AOHATA executed a share exchange agreement (the “Share Exchange Agreement”) as described below.

The Share Exchange is planned to be implemented after the Share Exchange Agreement is approved by an extraordinary general meeting of shareholders of AOHATA, scheduled to be held on September 25, 2025. With regard to Kewpie, the Share Exchange is planned to be implemented through the simplified share exchange procedures, without obtaining approval by a resolution of a general meeting of shareholders for the Share Exchange Agreement, as prescribed in Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter).

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In addition, prior to the effective date of the Share Exchange (scheduled to be November 1, 2025), shares of common stock of AOHATA (“AOHATA Shares”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (“TSE”) on October 30, 2025 (with a final trading date of October 29, 2025).

Description

1.	Purpose of Making AOHATA a Wholly Owned Subsidiary Through the Share Exchange

Kewpie Group (meaning the company group composed of Kewpie and Kewpie’s subsidiaries and affiliates; the same applies hereinafter), since its founding in 1919, has been operating its business as a corporate group that deals with the field of “food,” which is indispensable for people to live, with the mission of continuing to contribute to delicious and healthy food life with safety and security as its fundamental principles. It aims to contribute to the food culture and health of people worldwide through “great taste, empathy, and uniqueness” as its basic management policy. Currently, Kewpie Group operates in six segments centered on “retail market,” which focuses on mayonnaise and dressings for household use, and including “food service,” “overseas,” “fruit solutions,” “fine chemicals,” and “common.” Kewpie Group has also formulated (announced in November 2024) a medium-term management plan covering four years from the fiscal year 2025, pursuant to which Kewpie Group is (i) focusing on “structural reform of domestic business,” “acceleration of global expansion,” “contributing to food culture and health,” “consideration for the environment,” and “enhancing the value of human capital,” in line with the basic policy to contribute to customers around the world by creating social and economic value, and (ii) striving to further increase the corporate value.

Meanwhile, AOHATA was founded in 1932 under the name “Kidoen” with investment from Nakashima Shoten (currently NAKASHIMATO CO., LTD.), which was established by Toichiro Nakashima, the founder of Kewpie and AOHATA. Based on the belief that “ the contents of canned foods are invisible, therefore, people who manufacture canned foods must be honest,” AOHATA began with the manufacture of mandarin orange canned foods and jams and marmalades. AOHATA considers food processing not merely as “manufacturing” but as “creating flavor.” Currently, it handles the manufacture and sale of jam and other processed fruit products, from procurement of raw materials from around the world to final production.

AOHATA has also formulated its 11th mid-term business plan, covering four years from December 2024. Aiming to realize its vision of “making people around the world happy with fruit,” and in order to create a foundation to move away from its current focus on jam and achieve further growth, AOHATA is focusing on, for example, expanding into new fields, such as frozen fruit, by utilizing its technologies for bringing out “aromas,” “colors,” and “textures.” AOHATA is committed to delivering customers with “deliciousness,” “joy” and “kindness” and promoting its efforts to realize its vision of “AOHATA of Fruits.”

As of today, Kewpie holds 3,687,536 AOHATA Shares (representing 44.62% (rounded off to the second decimal place; the same applies hereinafter for the calculation of the shareholding percentage) of the number of shares obtained by deducting the number of treasury shares held by AOHATA (27,188 shares) from the total number of issued shares of AOHATA (8,292,000 shares) as of May 31, 2025).

Since 2014, when Kewpie made AOHATA a consolidated subsidiary, the Companies have established a cooperative framework. However, in recent years, regarding the governance of listed companies, there has been a growing movement to strengthen measures to address structural conflict-of-interest risks. The announcement of the “Practical Guidelines for Group Governance System” by the Ministry of Economy, Trade and Industry in June 2019 and the further revision of the Corporate Governance Code in June 2021 have increased the economic and administrative burden on both Kewpie and AOHATA, as they are required to take various measures to ensure fairness and transparency in governance of listed subsidiaries. In addition, at present, the business environment continues to be challenging due to soaring costs of raw materials, logistics and labor amid the rapid changes in the external environment. In these circumstances, it is difficult for Kewpie to make optimal and prompt decisions in relation to the investment of management resources as Kewpie Group, such as requiring careful examination given to the interests of AOHATA’s minority shareholders, as long as the Companies are operating as independent listed companies. In order for Kewpie to seek to increase the sharing of information and human resources with AOHATA, and in order for the Companies to mutually mobilize management resources and to further develop, Kewpie has concluded that the best way to maximize the corporate value of the entire group in the long term is for AOHATA to become a wholly owned subsidiary of Kewpie, creating an environment where even (i) upfront investments that are not necessarily expected to maximize short-term profits and (ii) initiatives that lead to temporary increases in costs can be promoted under a flexible and prompt decision-making system. Therefore, Kewpie made a proposal for the Share Exchange (the “Proposal”) to AOHATA on March 25, 2025.

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AOHATA, in response to the Proposal by Kewpie, its parent company and largest shareholder, decided to begin a detailed examination of the Share Exchange. Upon commencing the detailed examination of the Share Exchange, and prior to deliberation by AOHATA’s Board of Directors of the pros and cons of the Share Exchange and adoption of any resolution in that regard, on April 25, 2025, AOHATA established a framework for conducting such detailed examination, including establishing a special committee composed of independent members who have no interest in Kewpie, the largest shareholder, (the “Special Committee”; for details, please see “3.(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below) and the appointing outside experts, for the purposes of protecting AOHATA’s minority shareholders from any structural conflict-of-interest issues that could arise from the Share Exchange, and in order to eliminate arbitrariness in decision-making and to establish a fair, transparent and objective decision-making process as one of the measures to ensure the fairness of the Share Exchange from the perspective of ensuring the fairness of the exchange ratio for the Share Exchange, eliminating arbitrariness in the decision-making process leading up to the decision to implement the Share Exchange, and avoiding conflicts of interest.

Through the Share Exchange, the parent-subsidiary relationship between Kewpie and AOHATA, which are two listed companies, will be dissolved, thereby completely eliminating the structural conflict of interest that had arisen between Kewpie and the minority shareholders of AOHATA. The Companies believe that both of them will be able to enjoy the benefit of being able to flexibly implement measures for the overall optimization of the Kewpie Group, which was difficult to achieve in the past from a corporate governance perspective.

The specific measures to be taken after the Share Exchange and synergies expected to be realized based on those measures are the following.

(I)	Maximization of Brand Value

The Companies believe that, by sharing Kewpie’s brand development expertise and human resources, it will be possible to enhance and maximize the brand values of both Kewpie and AOHATA. In addition, Kewpie and AOHATA brands are highly compatible in the market and kitchen tables, and the Companies believe that joint branding and marketing efforts will further enhance the brand values.

(II)	Mutual Utilization of Management Resources

The Companies believe that, by utilizing the domestic and overseas sales channels, production and procurement bases, and human resources of both Kewpie and AOHATA, they can expand their sales destinations and achieve synergistic sales growth. In addition, through collaborative sales activities, they can develop effective sales strategies, and in terms of research and development, they can develop new products with higher added value and introduce competitive products to the market. The Companies believe that they will be able to maximize profits through such collaboration in activities.

(III)	Improvement of Management Efficiency

The Companies believe that Kewpie Group as a whole can expect a reduction of costs through the streamlining of head office and back-office functions and reduction of costs associated with maintaining a public listing. In addition, the Companies believe that group financing will make fund-raising available quickly and on favorable terms and that the optimal allocation of management resources and improved capital efficiency will be realized through mutual utilization and exchange of human resources, and commonization and integration of IT systems, etc.

Further, the Companies believe that, after the Share Exchange, the minority shareholders of AOHATA will, as shareholders of Kewpie, be able to enjoy the economic benefits of the increased corporate value resulting from the synergy between the Kewpie and AOHATA. In addition, the Companies believe that, in circumstances where the burden of responding to the development of systems required for listed companies and the costs of doing so are expanding, the Share Exchange will also lead to a reduction in the operational burden and costs associated with maintaining AOHATA’s listing.

As a result of above considerations, after careful deliberation by the Companies, the Companies reached the conclusion that making AOHATA a wholly owned subsidiary of Kewpie through the Share Exchange will contribute to the enhancement of the corporate value of the Companies. Therefore, after considering and discussing various terms and conditions, including the allotment ratio, of the Share Exchange, the Companies reached an agreement, and today, at their respective Board of Directors, each of the Companies resolved to implement the Share Exchange with the purpose of making AOHATA a wholly owned subsidiary of Kewpie and executed the Share Exchange Agreement.

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2.	Summary of the Share Exchange
(1)	Schedule of the Share Exchange
Date of resolution of the Board of Directors for the execution of the Share Exchange Agreement (the Companies)	July 3, 2025
Date of execution of the Share Exchange Agreement (the Companies)	July 3, 2025
Date of public notice regarding the record date for the general meeting of shareholders (AOHATA)	July 16, 2025 (scheduled)
Record date for the general meeting of shareholders (AOHATA)	July 31, 2025 (scheduled)
Date of resolution of the extraordinary general meeting of shareholders for the approval of the Share Exchange Agreement (AOHATA)	September 25, 2025 (scheduled)
Final trading date (AOHATA)	October 29, 2025 (scheduled)
Delisting date (AOHATA)	October 30, 2025 (scheduled)
Scheduled date of consummation of the Share Exchange (effective date)	November 1, 2025 (scheduled)

(Note 1)  Kewpie plans to implement the Share Exchange through the simplified share exchange procedures, without obtaining approval by a resolution of the general meeting of shareholders for the Share Exchange Agreement, as prescribed in Article 796, Paragraph 2 of the Companies Act.

(Note 2)  The schedule of the Share Exchange is subject to change upon consultation and agreement between the Companies if necessary to accommodate procedures for the Share Exchange or for any other similar reasons.

(2)	Method of the Share Exchange

The Share Exchange is a share exchange in which Kewpie will become a wholly owning parent company resulting from a share exchange and AOHATA will become a wholly owned subsidiary resulting from a share exchange. The Share Exchange is planned to be implemented after the Share Exchange Agreement is approved by an extraordinary general meeting of shareholders of AOHATA, scheduled to be held on September 25, 2025. With regard to Kewpie, the Share Exchange is planned to be implemented through the simplified share exchange procedures, without obtaining approval by a resolution of the general meeting of shareholders for the Share Exchange Agreement, as prescribed in Article 796, Paragraph 2 of the Companies Act.

(3)	Details of the Allotment in the Share Exchange
	Kewpie (wholly owning parent company resulting from a share exchange)	AOHATA (wholly owned subsidiary resulting from a share exchange)
Allotment ratio for the Share Exchange	1	0.91
Number of shares to be delivered in the Share Exchange	Common stock of Kewpie: 4,154,001 shares (scheduled)

(Note 1)    Allotment ratio of shares

Kewpie will allot and deliver 0.91 shares of common stock of Kewpie (“Kewpie Shares”) per one AOHATA Share; provided, however, that no shares will be allotted in the Share Exchange for AOHATA Shares held by Kewpie.

The above allotment ratio for the Share Exchange (the “Share Exchange Ratio”) might be changed upon consultation and agreement between the Companies if there are any material changes to the terms and conditions based on which the Share Exchange Ratio is calculated.

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(Note 2)  Number of Kewpie Shares to be delivered in the Share Exchange

In the Share Exchange, Kewpie will allot and deliver to the shareholders of AOHATA (meaning shareholders after the cancellation of treasury shares as described below, and excluding Kewpie) as of the time immediately prior to Kewpie’s acquisition through the Share Exchange of all the issued shares of AOHATA (excluding AOHATA Shares held by Kewpie) (the “Record Time”) the number of Kewpie Shares calculated by multiplying the total number of AOHATA Shares by the Share Exchange Ratio.

Kewpie intends to use the treasury shares held by Kewpie as the shares to be delivered through the Share Exchange, and does not plan to issue new shares for the allotment in the Share Exchange.

To seek to improve shareholder interests by implementing agile capital policies and improving capital efficiency, Kewpie plans to separately acquire a maximum of 9,600,000 Kewpie Shares (the “Share Repurchase”). The following is an outline of the Share Repurchase: (i) type of shares to be acquired: Kewpie Shares; (ii) total number of shares that can be acquired: 9,600,000 shares (representing 6.91% of the total number of issued shares (excluding treasury shares)); (iii) total amount of acquisition price of shares: 24,000 million yen (maximum); (iv) acquisition period: from July 4, 2025 to May 31, 2026; (v) method of acquisition: market purchase at TSE; (vi) other necessary matters: all decisions regarding necessary matters other than (i) through (v) with regard to the Share Repurchase shall be made at the discretion of Representative Director, President and Chief Executive Corporate Officer; and (vii) (reference) status of treasury shares held as of May 31, 2025: 139,010,535 issued shares in total (excluding treasury shares) and 2,489,465 treasury shares.

AOHATA plans to cancel, at the Record Time, all of the treasury shares held by it as of the Record Time (including shares acquired in response to share purchase demands from dissenting shareholders in connection with the Share Exchange under Article 785, Paragraph 1 of the Companies Act) by a resolution at its meeting of the Board of Directors to be held on or before the day preceding the effective date of the Share Exchange.

The number of shares to be delivered in the Share Exchange is subject to change due to acquisition or cancellation of AOHATA’s treasury shares or for other reasons.

(Note 3)  Handling of shares constituting less than one unit

Shareholders of AOHATA who will hold shares less than one unit (less than one unit (100 shares)) of Kewpie as a consequence of the Share Exchange may participate in the following program with respect to Kewpie Shares. Shares less than one unit cannot be sold on a financial instruments exchange.

Buyback program for shares less than one unit (sale of shares less than 100 shares)

Under this program, any shareholder who holds shares less than one unit of Kewpie may, in accordance with the provisions of Article 192, Paragraph 1 of the Companies Act, require Kewpie to purchase shares less than one unit held by that shareholder.

(Note 4)  Treatment of fractions of less than one share

In relation to shareholders of AOHATA who will be allotted fractions of less than one share of Kewpie Shares as a consequence of the Share Exchange, Kewpie will, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations, sell Kewpie Shares equal to the total number of those fractions of less than one share (any fractions of less than one share in such total number to be rounded down to the nearest whole number) and pay the sales proceeds to each of those shareholders in proportion to the value of such fractions of less than one share.

(4)	Handling of Stock Acquisition Rights and Bonds with Stock Acquisition Rights in Connection with the Share Exchange

Since AOHATA has not issued any share stock acquisition rights or bonds with stock acquisition rights, this is not applicable.

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3.	Basis for Allotment of Shares in Connection with the Share Exchange
(1)	Basis and Reason for Allotments

In order to ensure the fairness and appropriateness of the calculation of the Share Exchange Ratio to be used in the Share Exchange as described in “2. (3) Details of the Allotment in the Share Exchange” above, Kewpie and AOHATA each separately requested a third-party appraiser independent from the Companies to calculate the Share Exchange Ratio. Kewpie appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”), and AOHATA appointed Plutus Consulting Co. Ltd. (“Plutus”), as their respective third-party appraiser.

As a result of careful deliberation and examination taking into consideration, among other things, the valuation report on the share exchange ratio obtained from Kewpie’s third-party appraiser Daiwa Securities, advice from Kewpie’s legal advisor Nagashima Ohno & Tsunematsu, and the results of the due diligence conducted by Kewpie on AOHATA, as described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, Kewpie concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Kewpie. Accordingly, Kewpie determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate.

At the same time, AOHATA conducted careful deliberations and consultations with Kewpie several times taking into consideration the valuation report on the share exchange ratio and an opinion stating that the Share Exchange Ratio is fair from a financial perspective for AOHATA’s shareholders (a fairness opinion) (the “Fairness Opinion”) obtained from AOHATA’s third-party appraiser Plutus, the advice from AOHATA’s legal advisors, Sueyoshi & Sato and SHIOMIZAKA, the results of the due diligence conducted by AOHATA on Kewpie, and instructions and advice from the Special Committee and the contents of the written report received on July 2, 2025 (for details, please refer to “(iii) Obtaining a Written Report by AOHATA from the Special Committee Consisting of Disinterested Members” in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below. Then, based on the fact that the Share Exchange Ratio can be said to be appropriate as described in “(2)(ii) Outline of Calculation” below, AOHATA determined that the Share Exchange Ratio would contribute to the interests of AOHATA’s minority shareholders. Based on the above discussions and results, AOHATA determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate.

As described above, Kewpie and AOHATA held multiple negotiations and consultations while referring to the valuation results concerning share exchange ratio submitted by their respective third-party appraisers and comprehensively taking into account the financial conditions, asset statuses, future outlooks, and other factors of both companies. As a result, Kewpie and AOHATA have reached the decision that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders. Accordingly, the Companies determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate. The Share Exchange Ratio may, in accordance with the Share Exchange Agreement, be changed upon consultation between the Companies if there are any material changes to the terms and conditions on which the Share Exchange Ratio was calculated.

(2)	Matters Relating to Calculation
(i)	Names of the Appraisers and Relationships with the Companies

Neither Kewpie’s third-party appraiser, Daiwa Securities, nor AOHATA’s third-party appraiser, Plutus, is a related party of either Kewpie or AOHATA. Such appraisers are independent from the Companies, and none of the appraisers has a material interest that must be disclosed in relation to the Share Exchange.

(ii)	Outline of Calculation

With respect to Kewpie, Daiwa Securities performed its calculation using the market price analysis, since the shares of Kewpie are listed on the financial instruments exchange and have a market price. Under the market price analysis, the calculation reference date was set at July 2, 2025, and the simple average closing prices on the Prime Market of the TSE in each of the one (1)-month, three (3)-month and six (6)-month periods prior to the calculation reference date were used.

With respect to AOHATA, Daiwa Securities performed its calculation using (i) the market price analysis, since the shares of AOHATA are listed on the financial instruments exchange and have a market price, and (ii) the discounted cash flow method (“DCF method”) to reflect future business activities of AOHATA in the evaluation. Under the market price analysis, the calculation reference date was set at July 2, 2025, and the simple average closing prices on the Standard Market of the TSE in each of the one (1)-month, three (3)-month and six (6)-month periods prior to the calculation reference date were used.

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Under the DCF method, Kewpie independently reviewed the financial projections provided by AOHATA and calculated the share value by discounting the future cash flows, which is based on the financial projections for the period from the fiscal year ending November 2025 until the fiscal year ending November 2028, to the present value using a certain discount rate.

The range of the share exchange ratio using the above valuation methods, where the share value per share of Kewpie Shares is one (1), is as follows.

Calculation method		Calculation result of share exchange ratio
Kewpie	AOHATA
Market price analysis	Market price analysis	0.78～ 0.82
	DCF method	0.65～ 1.15

In calculating the share exchange ratios above, Daiwa Securities has, in principle, used information provided to it by AOHATA and Kewpie and publicly available information as presented, and has assumed that all of such materials and information are accurate and complete, and Daiwa Securities has not made any independent study of the accuracy or completeness thereof. Daiwa Securities has not made any independent assessment, appraisal or evaluation, and has not requested any third-party institution to conduct any appraisal or evaluation, in connection with any assets or liabilities (including contingent liabilities) of AOHATA, including any analysis and assessment of their respective assets or liabilities. The calculation of the share exchange ratio by Daiwa Securities is based on the information and the economic conditions as of July 2, 2025. Daiwa Securities has also proceeded on the basis that the financial projections of AOHATA have been reasonably examined or prepared by the management of the Companies based on the best forecasts and judgments available at that time.

The income stated in the financial projections of AOHATA, which Daiwa Securities used as a basis for the calculation in the DCF method, are expected to increase significantly. Specifically, operating income is expected to increase by 152.2% year-on-year in the fiscal year ending November 30, 2026, and by 32.4% year-on-year in the fiscal year ending November 30, 2027. Since it is difficult to estimate the synergies expected to be realized from the Share Exchange at this time, such financial projections do not assume the implementation of the Share Exchange, except for listing maintenance costs.

On the other hand, with respect to Kewpie, Plutus performed its calculation using the market price analysis, since the shares of Kewpie are listed on the financial instruments exchange and have a market price. Under the market price analysis, the calculation reference date was set at July 2, 2025, and the closing price on the Prime Market of the TSE on the calculation reference date and the simple average closing prices on the Prime Market of the TSE in each of the one (1)-month, three (3)-month and six (6)-month periods prior to the calculation reference date were used.

With respect to AOHATA, Plutus performed its calculation using the market price analysis, since the shares of AOHATA are listed on the financial instruments exchange and have a market price, and the DCF method was also used in order to reflect the status of future business activities in the evaluation. Under the market price analysis, the calculation reference date was set at July 2, 2025, and the closing price on the Standard Market of the TSE on the calculation reference date and the simple average closing prices on the Standard Market of the TSE in each of the one (1)-month, three (3)-month and six (6)-month periods prior to the calculation reference date were used.

Under the DCF method, Plutus evaluated AOHATA’s corporate value by discounting AOHATA’s future cash flow, which is based on financial projections from the fiscal year ending November 2025 until the fiscal year ending November 2028 as prepared by AOHATA, to the present value using a certain discount rate. The perpetual growth method was used to calculate the terminal value in the DCF method. Specifically, the discount rate applied in the calculation was 3.7 % to 4.2 % and the terminal growth rate was 0%.

The range of share exchange ratio using the above valuation methods, where the share value per share of Kewpie Shares is one (1), is as follows.

Calculation method		Calculation result of share exchange ratio
Kewpie	AOHATA
Market price analysis	Market price analysis	0.74～ 0.82
	DCF method	0.80～ 1.06

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In calculating the share exchange ratios above, Plutus has, in principle, used materials and information provided to it by the Companies and publicly available information as presented, and has assumed that all of the materials and information under analysis and consideration are accurate and complete, and Plutus has not made any independent study of the accuracy or completeness of such materials and information. Plutus has assumed that the business outlook and the financial projections of AOHATA have been reasonably prepared by the management of AOHATA based on the best forecasts and judgments available at that time. The income stated in the business outlook and the financial projections of AOHATA are expected to increase significantly. Specifically, operating income is expected to increase by 123.2% year-on-year in the fiscal year ending November 30, 2026, and by 37.5% year-on-year in the fiscal year ending November 30, 2027. Since it is difficult to specifically estimate the synergies expected to be realized from the Share Exchange at this time, such financial projections used by Plutus for DCF method do not assume the implementation of the Share Exchange.

Plutus has confirmed the details of such financial projections, which were used as the basis of the calculation, through question-and-answer sessions with AOHATA. In addition, as described in “(iii) Obtaining a Written Report by AOHATA from the Special Committee Consisting of Disinterested Members” in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, the Special Committee has inspected the reasonableness of the details, material assumptions, the process of preparation, etc., and confirmed that they are not unreasonable.

In addition, AOHATA obtained the Fairness Opinion from Plutus on July 2, 2025. The Fairness Opinion expresses the opinion that the share exchange ratio agreed by and between the Companies is fair for the minority shareholders of AOHATA from a financial perspective, in light of the results, etc. of the calculation of the share exchange ratio based on the business plan prepared by AOHATA and the market share prices of both of the Companies. In addition to the results of the calculation of the share exchange ratio, which was conducted after Plutus received disclosure from AOHATA regarding the current status of AOHATA’s business, future business plans, etc., and explanations regarding these matters, the Fairness Opinion was issued through question-and-answer sessions with each of the Companies regarding the outline, background and purpose of the Share Exchange; a review of the business environment and economic, market and financial conditions of both of the Companies, to the extent deemed necessary by Plutus; and a review process by a review board of Plutus independent from the engagement team at Plutus.

(Note)	In preparing and submitting the Fairness Opinion and calculating the share exchange ratios above, which is the basis of the Fairness Opinion, Plutus relied on the basic materials provided to it by AOHATA, publicly available information, and the information received at question-and-answer sessions with both of the Companies, on the assumption that such materials and information are accurate and complete, and that there is no information not disclosed to Plutus that would have a significant impact on the calculation of the share exchange ratio. Plutus has not conducted any investigation or study other than the procedures described above, and is not obligated to do so.
In addition, Plutus has not made any independent evaluation or appraisal in connection with any assets or liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, including analysis and evaluation of individual assets and liabilities, and has not received any valuation or appraisal report from either of the Companies or their affiliates. Plutus also has not evaluated the creditworthiness of any of the Companies or their affiliates under applicable laws and regulations relating to bankruptcy, insolvency or similar matters.
Plutus assumes that AOHATA’s business plan and other materials used by Plutus as the basis for the Fairness Opinion have been reasonably prepared by AOHATA’s management based on their best forecasts and judgment at the time of preparation of such materials, and Plutus makes no warranties as to their feasibility and expresses no view as to the analyses, forecasts or assumptions on which these business plan and other materials were based.
Plutus assumes that the Share Exchange Agreement has been lawfully and validly prepared and executed, that it will be approved at the general meeting of shareholders of AOHATA, that the Share Exchange will be lawfully and validly implemented in accordance with the conditions stated in the Share Exchange Agreement, and that the Share Exchange will be completed in accordance with the conditions of the Share Exchange Agreement without any waiver, modification, or alteration of the important conditions or agreed matters stated in the Share Exchange Agreement. Plutus has also assumed that the Share Exchange will be lawfully and validly implemented and that all governmental, regulatory or other consents or approvals necessary to implement the Share Exchange will be obtained without prejudice to any benefits expected from the Share Exchange, and Plutus is under no obligation to independently investigate such matters.

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Plutus has not been asked by AOHATA to review AOHATA’s decision to implement the Share Exchange or to compare and evaluate the Share Exchange relative to other strategic alternatives, and has not done so. Plutus is not an accounting, tax or legal expert and has not independently analyzed or reviewed the legality and validity of any matter relating to the Share Exchange or the appropriateness of any accounting or tax treatment thereof, and is not obligated to do so.
The Fairness Opinion expresses the view, as of its issuance date, on whether the Share Exchange Ratio agreed by the Companies is fair to the minority shareholders of AOHATA from a financial perspective, based on the financial, capital markets and economic conditions and other circumstances as of the issuance date, as well as the information provided to or obtained by Plutus up to that date. Plutus is under no obligation to update, modify or supplement the contents of the Fairness Opinion due to any changes in circumstances that may occur thereafter. The Fairness Opinion does not infer or imply any opinion regarding matters other than those expressly stated therein or matters subsequent to the date of submission of the Fairness Opinion. The Fairness Opinion only expresses an opinion on the fairness of the Share Exchange Ratio for AOHATA’s minority shareholders from a financial perspective and does not express any opinions to the holders of securities issued by AOHATA, creditors or other stakeholders of AOHATA, and does not recommend any actions to AOHATA’s shareholders regarding the Share Exchange. The Fairness Opinion was provided by Plutus for the purpose of being used as a basis for the decisions of the Board of Directors of AOHATA and the Special Committee regarding the Share Exchange Ratio, and any third party may not rely upon the Fairness Opinion.

(3)	Prospect of Delisting and Reasons therefor

As a result of the Share Exchange, AOHATA will become a wholly owned subsidiary of Kewpie on November 1, 2025 (scheduled), which is the effective date of the Share Exchange, and AOHATA Shares are scheduled to be delisted as of October 30, 2025 (with a final trading date of October 29, 2025). If the current effective date of the Share Exchange is changed, the delisting date will also be changed.

Following the delisting, it will no longer be possible to trade AOHATA Shares on the TSE. Since Kewpie Shares that are to be allotted to the shareholders of AOHATA in the Share Exchange are listed on the TSE, although some shareholders may only receive an allotment of shares constituting less than one unit, Kewpie Shares constituting one or more units can be traded on a financial instruments exchange market even on or after the effective date of the Share Exchange. The Companies therefore believe that the liquidity of Kewpie Shares will continue to be maintained.

On the other hand, the shareholders who will hold shares constituting less than one unit of Kewpie Shares will not be able to sell their shares on a financial instruments exchange market. However, such shareholders may demand that Kewpie purchase the shares held by them and are less than one unit. For details of such handling, please refer to Note 3 (Handling of shares constituting less than one unit) in “2. (3) Details of the Allotment in the Share Exchange” above. For details regarding the handling of fractions less than a single Kewpie Share allotted in the Share Exchange, please refer to Note 4 (Treatment of fractions of less than one share) in “2. (3) Details of the Allotment in the Share Exchange” above.

Shareholders of AOHATA may trade AOHATA Shares held by them until October 29, 2025 (scheduled), which is the last trading date, on the TSE and may also execute their legal rights provided for in the Companies Act and other related laws and regulations.

(4)	Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)

Since Kewpie already holds 3,687,536 AOHATA Shares (representing 44.62% of the number of shares obtained by deducting the number of treasury shares (27,188 shares) from the total number of issued shares of AOHATA (8,292,000 shares) as of May 31, 2025) and since, according to the effective control standards, AOHATA is a consolidated subsidiary of Kewpie, the Companies determined that it is necessary to ensure fairness in the Share Exchange and have taken the following measures to ensure fairness (including measures to avoid conflicts of interest).

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(i)	Obtaining Valuation Reports from Third-Party Appraisers Independent from the Companies

Kewpie appointed Daiwa Securities, which is a third-party appraiser independent from Kewpie and AOHATA, and obtained a valuation report on the share exchange ratio dated July 2, 2025. For an outline of the valuation report, please refer to “(2) Matters Relating to Calculation” above. Kewpie did not obtain an opinion from Daiwa Securities stating that the Share Exchange Ratio is fair for shareholders of Kewpie from a financial perspective (a fairness opinion).

On the other hand, AOHATA appointed Plutus, which is a third-party appraiser independent from Kewpie and AOHATA, and obtained a valuation report on the share exchange ratio dated July 2, 2025. AOHATA obtained the Fairness Opinion from Plutus. For an outline of the valuation report and the Fairness Opinion, please refer to “(2) Matters Relating to Calculation” above.

(ii)	Advice from Independent Law Firms

Kewpie appointed Nagashima Ohno & Tsunematsu as its legal advisor and AOHATA appointed Sueyoshi & Sato and SHIOMIZAKA as its legal advisors for the Share Exchange, and they respectively obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method. Nagashima Ohno & Tsunematsu, Sueyoshi & Sato and SHIOMIZAKA are independent from, and have no material interests in, Kewpie and AOHATA.

(iii)	Obtaining a Written Report by AOHATA from the Special Committee Consisting of Disinterested Members

In response to the Proposal by Kewpie, its parent company and controlling shareholder, upon commencing the detailed examination of the Share Exchange, and prior to deliberation by AOHATA’s Board of Directors of the pros and cons of the Share Exchange and adoption of any resolution in that regard, on April 25, 2025, AOHATA established the Special Committee composed of three (3) members, Mr. Haruhiko Tsunokawa and Ms. Yoko Ishino, Outside Directors of AOHATA, and Ms. Sayaka Hieda (attorney-at-law), Outside Corporate Auditor of AOHATA, who, respectively, have no interest in Kewpie, the controlling shareholder, and whose statuses as independent officers have been notified to TSE, for the purpose of protecting AOHATA’s minority shareholders from any structural conflict-of-interest issues that could arise from the Share Exchange, and in order to eliminate arbitrariness in decision-making and to establish a fair, transparent and objective decision-making process as one of the measures to ensure the fairness of the Share Exchange from the perspective of ensuring the fairness of the exchange ratio for the Share Exchange, eliminating arbitrariness in the decision-making process leading up to the decision to implement the Share Exchange, and conflicts of interest (the remuneration for the members of the Special Committee as consideration for the duties is a fixed amount regardless of the content of the report, and does not include any contingency fees payable on the condition of the completion, etc. of the Share Exchange). AOHATA consulted with the Special Committee matters in relation to (I) the reasonableness of the purposes of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of the corporate value of AOHATA), (II) the appropriateness of the terms and conditions of the Share Exchange (including the appropriateness of the method of implementation of the Share Exchange and the Share Exchange Ratio), (III) the fairness of the procedures for the Share Exchange (including an examination of what measures should be taken to ensure fairness and to what extent they should be implemented), and (IV) the assertion that the Share Exchange would not be disadvantageous to the minority shareholders of AOHATA, taking into account (I) through (III) above (the “Consultation Matters”). Upon consultation of the Consultation Matters, AOHATA also granted the Special Committee (a) the authority (x) to negotiate with AOHATA and Kewpie with regard to the transaction terms and conditions of the Share Exchange and (y), even if AOHATA and/or its advisors negotiate with Kewpie with regard to the transaction terms and conditions, to substantially influence the negotiation process regarding the transaction terms and conditions by confirming the policy for such negotiation in advance, receiving reports on the status of such negotiation in a timely manner, and expressing opinions, providing instructions and making requests at important stages, (b) the authority to nominate or approve (including ex post facto approval) any third-party appraiser, legal advisor, financial advisor and other advisors for AOHATA, (c) the authority to appoint any third-party appraiser, and advisor for financial, legal and other affairs for the Special Committee at AOHATA’s expense as the Special Committee deems necessary, and (d) the authority to obtain and receive, at AOHATA’s expense, information necessary for judgment and examination on the Consultation Matters from AOHATA’s officers, employees and other persons that the Special Committee determines necessary.

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The Special Committee carefully examined the Consultation Matters by holding meetings of the Special Committee eleven (11) times in total during the period from April 25, 2025 to July 2, 2025, in addition to expressing opinions or obtaining information through email and other means, holding discussions from time to time, and taking other actions as necessary. Specifically, the Special Committee first confirmed that there were no issues regarding the independence and expertise of Plutus, appointed by AOHATA as its financial advisor and third-party appraiser, and Sueyoshi & Sato and SHIOMIZAKA, appointed by AOHATA as its legal advisors, and approved those appointments. Subsequently, the Special Committee sent a letter to Kewpie asking about the purposes of the Share Exchange and other related matters, and, at question-and-answer sessions with Kewpie, the Special Committee received explanations from Kewpie and discussed with Kewpie regarding the purposes of the Share Exchange, the background of, and course of events that led to, the Share Exchange, the reasons for opting the Share Exchange as the transaction method, and Kewpie’s thoughts on its management policy and treatment of employees after the Share Exchange. Furthermore, the Special Committee received advice from Sueyoshi & Sato and SHIOMIZAKA, the legal advisors for AOHATA, on the method of decision-making by AOHATA’s Board of Directors with respect to the Share Exchange, measures to ensure the fairness of the operation of the Special Committee and other procedural aspects related to the Share Exchange, and measures to avoid conflicts of interest. The Special Committee also received explanations from, and held question-and-answer sessions with, Sueyoshi & Sato and SHIOMIZAKA in relation to the result of legal due diligence on Kewpie. Moreover, the Special Committee received explanations from, and held question-and-answer sessions with, Plutus, the financial advisor and third-party appraiser appointed by AOHATA, in relation to the methods and results of the calculation of the consideration (such as the Share Exchange Ratio) in the Share Exchange, and inspected the reasonableness thereof. In addition, the Special Committee received an explanation regarding the issuance procedures, etc., for the Fairness Opinion submitted to AOHATA by Plutus, the financial advisor and third-party appraiser appointed by AOHATA, and held question-and-answer sessions regarding the Fairness Opinion. Furthermore, the Special Committee, with the advice of Plutus, Sueyoshi & Sato and SHIOMIZAKA, established the negotiation policy for the consideration (such as the Share Exchange Ratio) in the Share Exchange, received reports on the negotiation content as needed, and provided instructions as required, thereby being substantially involved in the negotiation between Kewpie and AOHATA. Under these circumstances, as a result of careful discussions and examination of the Consultation Matters, the Special Committee submitted to AOHATA’s Board of Directors a written report on July 2, 2025 to the effect that the Share Exchange is not considered to be disadvantageous to the minority shareholders of AOHATA. An outline of the opinions of the Special Committee is as follows.

(I)	Reasonableness of the Purposes of the Share Exchange (including Whether the Share Exchange Will Contribute to the Enhancement of the Corporate Value of AOHATA)

In view of the points below, no unreasonable points were found in AOHATA’s recognition of the facts related to the reasonableness of the purpose of the Share Exchange or in the course of examination of the Share Exchange, and the synergies expected from the Share Exchange are considered to be feasible to a certain extent; meanwhile, the disadvantages are considered to be limited. Therefore, it is considered that the Share Exchange will contribute to the enhancement of the corporate value of AOHATA and that the purpose of the Share Exchange is reasonable.

a.	No unreasonable points were found in AOHATA’s recognition of the business environment and management challenges behind the Share Exchange described in “1. Purpose of Making AOHATA a Wholly Owned Subsidiary Through the Share Exchange” above, or in the course by which the Share Exchange was examined based on such environment issues.
b.	In particular, with respect to the handling of the AOHATA brand, which is the source of the corporate value of AOHATA, it has been confirmed that AOHATA and Kewpie will aim to enhance the brand value of the entire group by working closely together while maintaining the independence of their respective brands after the Share Exchange. AOHATA also has been considering measures to maintain and enhance the brand value of AOHATA, and it is considered that AOHATA can implement these measures on its own. However, given that the business environment continues to be challenging due to soaring costs of materials, logistics and labor, AOHATA does not have the capacity to conduct necessary and sufficient advertising or product development, etc. It seems that strengthening the relationship with Kewpie, which is skilled in medium- to long-term brand strategy and has ample financial resources to allocate to brand value enhancement measures, results in enhancing not only the brand value of AOHATA but also the corporate value of AOHATA.

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c.	Given the challenging business environment described above, it is essential for AOHATA Group (meaning the company group composed of AOHATA and AOHATA’s subsidiaries and affiliates) to invest funds in IT systems, intellectual property, sales activities, research and development, etc. as measures to achieve medium- to long-term growth, but AOHATA has its limits when it comes to doing this alone. Under these circumstances, in light of the prospect that implementing the Share Exchange will make it possible to, for example, mutually utilize management resources, consolidate back-office operations and reduce listing maintenance costs, and the fact that what Kewpie proposed is concrete and realistic to a certain extent, it seems possible to evaluate the Share Exchange as having the effect of contributing to the enhancement of the corporate value of AOHATA through certain synergies.
d.	On the other hand, as disadvantages of AOHATA Shares going private, there are concerns such as (i) inability to raise funds through equity financing from capital markets, (ii) loss of social credibility enjoyed by being a listed company, and (iii) unfavorable effects on human resource recruitment. However, according to explanation and materials provided to the Special Committee by AOHATA, first, regarding (i), it is not considered a problem because AOHATA has not engaged in equity financing in recent years, and in addition to the fact that fund raising is not an urgent issue, after going private, it will be able to raise funds on more favorable terms compared with external fund raising by utilizing Kewpie Group’s cash management system. Furthermore, regarding (ii), even after the implementation of the Share Exchange, it has been confirmed between AOHATA and Kewpie that AOHATA’s unique brand will continue to be maintained while respecting the expertise of the Companies and the impact on the value of the brand due to going private is expected to be limited. Additionally, AOHATA has established relationships with its business partners based on its long-standing business history, and therefore, from this perspective as well, the impact on business relationships due to going private is anticipated to be limited. Moreover, regarding (iii), in addition to maintaining AOHATA brands, given AOHATA’s name recognition and credibility, the impact of going private and delisting on the recruitment of new employees and retention of existing employees is expected to be limited, and the credibility of AOHATA as a member of Kewpie Group will be maintained even after the Share Exchange. Additionally, according to Kewpie, promoting efficient personnel allocation across the entire group enables the securing of excellent human resources.
(II)	Appropriateness of the Transaction Terms and Conditions of the Share Exchange (including Appropriateness of the Method of Implementation of the Share Exchange and the Share Exchange Ratio)

In view of the points below, the transaction terms and conditions of the Share Exchange can be considered to be appropriate:

a.	The reason for selecting a share exchange is that it allows for a shorter schedule compared to a scheme involving a tender offer, thereby reducing the practical burden, and that it is economically reasonable for Kewpie because it enables the utilization of treasury shares held by Kewpie for policy reasons. No unreasonable points were found in this explanation. In addition, if it could be said that the Share Exchange was implemented at a time when AOHATA’s market price was on a downward trend and Kewpie’s market price was on a sharp upward trend, it could be considered an attempt to unfairly harm the interests of shareholders of AOHATA, however, no such circumstances were found. Furthermore, through the Share Exchange, shareholders of AOHATA will be able to enjoy the synergies resulting from the Share Exchange by acquiring the Kewpie Shares. Especially, Kewpie has established a shareholder return policy stating that it aims to achieve a cumulative total return ratio of 50% or higher over the four-year period from the fiscal year 2025 to the fiscal year 2028, as outlined in its mid-term business plan and Kewpie intends to continue prioritizing shareholder returns even after the Share Exchange. Therefore, it is also possible to assess that Kewpie Shares does not constitute an unfavorable the type of consideration for the Share Exchange for minority shareholders of AOHATA from this perspective.

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b.	With respect to the calculation method used for the calculation of the share exchange ratio by Plutus stated in “(2)(ii) Outline of Calculation” above, after considering the detailed explanation provided by Plutus, including the reasons for selecting the valuation method, no particular unreasonable points were found in calculation of the share exchange ratio by Plutus.
c.	With respect to the process of preparation, etc. of the business plan of AOHATA underlying the DCF method used by Plutus to calculate the share exchange ratio, a question-and-answer session was held with AOHATA, and AOHATA explained that its business plan was prepared based on its 11th mid-term management plan, taking into account the results of the current fiscal year. As a result of such consideration, no unreasonable points were found in the process of preparation of the business plan of AOHATA and material assumptions thereof.
d.	The Share Exchange Ratio exceeds the range calculated using the market price analysis and falls within the range calculated using the DCF method. In addition, after reviewing cases involving transactions similar to the Share Exchange, it is possible to assess that the Share Exchange Ratio is at comparable levels of similar cases in the past, in terms of, at least, (i) the premium attached relative to the share exchange ratio calculated based on the closing prices of AOHATA Shares and Kewpie Shares on the calculation reference date, (ii) the premium attached relative to the share exchange ratio calculated based on the simple average closing prices of AOHATA Shares and Kewpie Shares over the one (1)-month period preceding the calculation reference date, and (iii) the premium attached relative to the share exchange ratio calculated based on the simple average closing prices of AOHATA Shares and Kewpie Shares over the three (3)-month period preceding the calculation reference date.
e.	The price of one AOHATA Share calculated based on the simple average closing price of Kewpie Shares for one (1)-month prior to the calculation reference date and on the assumption that the Share Exchange is implemented by the Share Exchange Ratio is 3,031 yen, which exceeds the highest price since listing (2,999 yen).
f.	From early May to late May 2025, legal due diligence was conducted on Kewpie by Sueyoshi & Sato and SHIOMIZAKA from the perspective of confirming contingent liabilities and other matters that may affect valuation. As a result of such due diligence, no material contingent liabilities, etc. that would affect the calculation of the share exchange ratio of Plutus were found. The Share Exchange Ratio has been determined through sincere price negotiations with Kewpie by AOHATA and the Special Committee, based on the advice from AOHATA’s advisors. Furthermore, the request for a review of the Share Exchange Ratio was made three times, and the ratio was actually raised from Kewpie’s initial proposal of 0.83 to 0.91 and no unreasonable points were found in the negotiations on the Share Exchange Ratio between AOHATA and the Special Committee, and Kewpie.
(III)	Fairness of the Procedures for the Share Exchange (including an Examination of What Measures Should Be Taken to Ensure Fairness and To What Extent They Should Be Implemented)

As described below, appropriate measures have been taken in accordance with each of the measures to ensure fairness set forth in the M&A guidelines with respect to the procedures for the Share Exchange, and there is nothing unreasonable in the content of such measures. Therefore, it is considered that the fairness of the procedures for the Share Exchange has been ensured.

a.	On March 25, 2025, AOHATA received a written proposal for the Share Exchange from Kewpie, and at a meeting of the Board of Directors of AOHATA held on April 25, 2025, a resolution was passed to establish the Special Committee. After confirming that the members below are independent from Kewpie Group and do not have any material interests different from those of minority shareholders with respect to the Share Exchange, AOHATA established a special committee composed of the Outside Directors and the Outside Corporate Auditor of AOHATA (three (3) members: Mr. Haruhiko Tsunokawa and Ms. Yoko Ishino, Outside Directors of AOHATA; and Ms. Sayaka Hieda, Outside Corporate Auditor of AOHATA and attorney-at-law) who are independent from AOHATA.

In addition, after AOHATA decided in advance at a meeting of the Board of Directors that the Share Exchange would not be implemented if the Special Committee determines that the transaction terms and conditions of the Share Exchange are not appropriate, AOHATA conducted negotiations with Kewpie regarding the transaction terms and conditions of the Share Exchange, based on the prior deliberations and examinations of the negotiation policy by the Special Committee. The Special Committee receives timely reports on the progress and results from AOHATA, expresses opinions, provides instructions and makes requests at important stages, thereby advising AOHATA on the transaction terms and conditions that the Special Committee deems appropriate.

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In order to examine the Consultation Matters, the Special Committee interviewed AOHATA regarding AOHATA’s business environment, the advantages and disadvantages for AOHATA in implementing the Share Exchange, and the content of the business plan on which calculation of the share exchange ratio by Plutus was based. The Special Committee also interviewed Plutus regarding the method and results of AOHATA’s calculation of the share exchange ratio.

b.	Furthermore, the Special Committee interviewed Kewpie regarding the background and purpose of the Share Exchange, the content of AOHATA’s management challenges, and the management policy of AOHATA after the Share Exchange, and also conducted an examination based on the results of the due diligence conducted on Kewpie. In the process of deliberations, examinations, and negotiations regarding the Share Exchange, there is no evidence that Kewpie Group or any other parties with special interests in the Share Exchange exerted undue influence on the negotiation process or the decision-making processes.
c.	In late April 2025, AOHATA appointed Sueyoshi & Sato and SHIOMIZAKA as legal advisors independent from both AOHATA and Kewpie Group, and appointed Plutus as financial advisor and third-party appraiser independent from both AOHATA and Kewpie Group. Receiving expert advice from these advisors, AOHATA conducted careful examinations and deliberations regarding the Consultation Matters.
d.	Although AOHATA has not set the so-called majority of minority condition as a requirement for the completion of the Share Exchange, the reason for this is that setting the majority of minority condition could make the completion of the Share Exchange unstable and might not ultimately contribute to the interests of AOHATA’s minority shareholders. In addition, in the Share Exchange, other appropriate measures to ensure fairness have been taken, and sufficient consideration has been given to the interests of AOHATA’s general shareholders. Therefore, it is not considered that the absence of the majority of minority condition alone indicates that appropriate measures to ensure fairness have not been taken in the Share Exchange.
e.	Information regarding a special committee, information regarding the share value calculation, and other information required to be disclosed by the M&A guidelines are considered to be sufficiently disclosed.
(IV)	That the Share Exchange Would Not Be Disadvantageous to the Minority Shareholders of AOHATA, Taking into Account the Above

Based on the above, the purpose of the Share Exchange is considered reasonable, the transaction terms and conditions of the Share Exchange are considered appropriate, and the procedures for the Share Exchange are considered fair, and therefore, the Share Exchange is not considered to be disadvantageous to the minority shareholders of AOHATA.

(iv)	Approval of All Disinterested Directors and No Objection from All Disinterested Corporate Auditors of AOHATA

At the meeting of the Board of Directors of AOHATA held today, where the proposal regarding the Share Exchange was adopted, the implementation of the Share Exchange was discussed and unanimously approved by four (4) out of seven (7) directors of AOHATA, excluding Mr. Toshiya Ueda, Mr. Takeshi Sagawa and Ms. Kaori Fujiwara. Since Mr. Toshiya Ueda, Mr. Takeshi Sagawa and Ms. Kaori Fujiwara were all executive officers or employees of Kewpie within the past three (3) years, they did not participate in the deliberations and resolution on the Share Exchange on behalf of AOHATA to avoid conflicts of interest. On the other hand, although Mr. Katsuyoshi Suzuki is a former employee of Kewpie, he left Kewpie more than seven (7) years ago (February 2018). Therefore, it was determined that there is no risk of a conflict of interest with respect to AOHATA’s decision-making in the Share Exchange, and he participated in the discussion and resolution of the Board of Directors of AOHATA. In addition, two (2) of three (3) Corporate Auditors of AOHATA, excluding Mr. Masaya Urata, were present at such meeting of the Board of Directors and all of them expressed their opinions that they had no objections to the implementation of the Share Exchange. Since Mr. Masaya Urata was an executive officer of Kewpie within the past three (3) years, he did not participate in the deliberations and resolution on the Share Exchange on behalf of AOHATA to avoid conflicts of interest.

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4.	Outline of the Companies that are Parties to the Share Exchange
		Wholly owning parent company resulting from a share exchange	Wholly owned subsidiary resulting from a share exchange
(1)	Name	Kewpie Corporation	AOHATA Corporation
(2)	Address	1-4-13 Shibuya, Shibuya-ku, Tokyo	1-1-25 Tadanouminakamachi, Takehara-shi, Hiroshima
(3)	Name and title of representative	Mitsuru Takamiya, Representative Director, President and Chief Executive Corporate Officer	Toshiya Ueda, Representative Director & President
(4)	Description of business	Manufacture and sale of “Mayonnaise Sauce” and other general sauces, and manufacture, processing and sale of various bottled and canned food products and other various food products	Manufacture, sale and import/export of processed fruit products, and manufacture, sale and import/export of pre-cooked foods
(5)	Stated capital	24,104 million yen (as of May 31, 2025)	915 million yen (as of May 31, 2025)
(6)	Date of incorporation	November 30, 1919	December 28, 1948
(7)	Number of shares issued	(Common stock) 141,500,000 shares	(Common stock) 8,292,000 shares
(8)	End of fiscal period	End of November	End of November
(9)	Number of employees	(Consolidated) 10,811 employees (as of May 31, 2025)	(Consolidated) 589 employees (as of May 31, 2025)
(10)	Major business partners	KATO SANGYO CO., LTD.; Mitsubishi Shokuhin Co., Ltd.; and ITOCHU Corporation	KATO SANGYO CO., LTD.; Kewpie Corporation; and Mitsubishi Shokuhin Co., Ltd.
(11)	Major banks	Sumitomo Mitsui Banking Corporation; Mizuho Bank, Ltd.; and MUFG Bank, Ltd.	Sumitomo Mitsui Banking Corporation; MUFG Bank, Ltd.; The Hiroshima Bank, Ltd.; The Norinchukin Bank; The Chugoku Bank, LTD.; and KURE Shinkin Bank
(12)	Major shareholders and shareholding ratios

The Master Trust Bank of Japan, Ltd. (Trust Account)

12.45%

TOHKA CO., LTD.

8.00%

NAKASHIMATO CO., LTD.

7.64%

Custody Bank of Japan, Ltd. (Trust Account)

6.24%

Kieikai Research Foundation

3.06%

Nippon Life Insurance Company (Standing proxy: The Master Trust Bank of Japan, Ltd.)

2.19%

The Dai-ichi Life Insurance Company, Limited (Standing proxy: Custody Bank of Japan, Ltd.)

2.17%

Nakato Scholarship Foundation

1.79%

T&A Co., Ltd.

1.46%

Kewpie Shareholding Association

1.43%

(as of May 31, 2025)

Kewpie Corporation

44.62%

NAKASHIMATO CO., LTD.

11.06%

AOHATA Shareholding Association

3.03%

Yu Shokai Co., Ltd.

2.42%

Toyo Seikan Group Holdings, Ltd.

1.28%

Yoshie Hatsukade

1.23%

MSIP CLIENT SECURITIES (Standing Proxy: Morgan Stanley MUFG Securities Co., Ltd.)

0.92%

JPMorgan Securities Japan Co., Ltd.

0.88%

Akiko Hatsukade

0.56%

The Hiroshima Bank, Ltd.

0.53%

(as of May 31, 2025)

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(13)	Relationships between the Companies
Capital relationship	Kewpie is the largest shareholder of AOHATA, holding 3,687,536 shares, which is equivalent to 44.62% of the number of shares obtained by deducting the number of treasury shares held by AOHATA (27,188 shares) from the total number of shares issued by AOHATA (8,292,000 shares).
Personnel relationship	20 employees of Kewpie have been seconded to AOHATA. 5 employees of AOHATA have been seconded to Kewpie.
Business relationship	Kewpie and AOHATA mutually purchase and sell each other’s products.
Status as related parties	AOHATA is a consolidated subsidiary of Kewpie, and Kewpie and AOHATA are mutually related parties.
(14)	Operating results and financial position for the past three (3) years
Fiscal period	Kewpie (consolidated)			AOHATA (consolidated)
	FY ending November 2022	FY ending November 2023	FY ending November 2024	FY ending November 2022	FY ending November 2023	FY ending November 2024
Net assets	294,623	311,303	331,638	13,100	13,421	13,614
Total assets	403,384	426,006	462,372	17,685	17,062	17,189
Net assets per share (yen)	1,925.54	2,027.90	2,174.74	1,588.35	1,626.68	1,649.37
Sales	430,304	455,086	483,985	19,532	20,287	20,513
Operating profit	25,433	19,694	34,329	346	342	386
Ordinary profit	27,249	20,490	36,874	448	422	400
Net profit attributable to shareholders of the parent company	16,033	13,174	21,419	231	223	289
Net profit per share (yen)	115.34	94.78	154.10	28.03	27.04	35.14
Dividend per share (yen)	47.00	50.00	54.00	20.00	20.00	20.00

(In millions of yen, unless otherwise noted)

(Note) Shareholding ratios are calculated based on the total number of shares issued, excluding treasury shares.

5.	Status after the Share Exchange
Wholly owning parent company resulting from a share exchange
(1)	Name	Kewpie Corporation
(2)	Address	1-4-13 Shibuya, Shibuya-ku, Tokyo
(3)	Name and title of representative	Mitsuru Takamiya, Representative Director, President and Chief Executive Corporate Officer
(4)	Description of business	Manufacture and sale of “Mayonnaise Sauce” and other general sauces, and manufacture, processing and sale of various bottled and canned food products and other various food products
(5)	Stated capital	24,104 million yen
(6)	End of fiscal period	End of November
(7)	Net assets	Not determined at this time.
(8)	Total assets	Not determined at this time.

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6.	Summary of Accounting Treatment

In the consolidated financial statements of Kewpie, the Share Exchange is expected to constitute a common control transaction, etc. under the Accounting Standards for Business Combinations.

7.	Future Outlook

Since AOHATA is already a consolidated subsidiary of Kewpie, the effect of the Share Exchange on the respective results of Kewpie and AOHATA is expected to be minor.

8.	Matters Concerning Transactions, etc. with Controlling Shareholders
(1)	Applicability of Transactions, etc. with Controlling Shareholders and Compliance with Guidelines Concerning Measures for Protection of Minority Shareholders

Since Kewpie is the largest shareholder of AOHATA, holding 3,687,536 of AOHATA Shares (44.62% of the number of shares obtained by deducting the number of treasury shares (27,188 shares) from the total number of issued shares of AOHATA as of May 31, 2025 (8,292,000 shares)) and since, according to the effective control standards, Kewpie is the parent company of AOHATA, for AOHATA, the Share Exchange is a transaction, etc. with its controlling shareholder.

AOHATA stated in its Corporate Governance Report disclosed on March 11, 2025, as the “Policy on Measures to Protect Minority Shareholders in Conducting Transactions with Controlling Shareholder” that, when conducting transactions with its controlling shareholders, as is the case with general business partners, decisions shall be made upon consultation in consideration of market prices and other factors on a case-by-case basis, and further that transactions with the parent company are approved by the Board of Directors after consulting with and obtaining the approval of a special committee consisting of three (3) independent outside directors/corporate auditors.

As stated in “3. (4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” above, AOHATA has taken measures to ensure the fairness and avoid conflicts of interest in the Share Exchange.

Therefore, it is believed that the Share Exchange complies with AOHATA’s “Policy on Measures to Protect Minority Shareholders in Conducting Transactions with Controlling Shareholder” mentioned above.

(2)	Matters Concerning Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest

As stated in “(1) Applicability of Transactions, etc. with Controlling Shareholders and Compliance with Guidelines Concerning Measures for Protection of Minority Shareholders” above, for AOHATA, the Share Exchange is a transaction, etc. with its controlling shareholder. Therefore, Kewpie has determined that measures are necessary to ensure fairness and avoid conflicts of interest and has carefully deliberated and examined the terms and conditions for the Share Exchange at its Board of Directors meetings. Also, Kewpie has determined after ensuring fairness and avoiding conflicts of interest by taking measures stated in “3. (4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” above.

(3)	Summary of the Opinion Obtained from Persons who Have no Interest in the Controlling Shareholder Regarding the Fact that the Relevant Transaction is Not Disadvantageous to Minority Shareholders

On July 2, 2025, AOHATA received the written report from the Special Committee that includes a statement to the effect that it would not be disadvantageous to minority shareholders to make a decision to conduct the Share Exchange. For details, please refer to “(iii) Obtaining a Written Report by AOHATA from the Special Committee Consisting of Disinterested Members” under “3. (4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” above.

End.

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Reference: (Consolidated) results forecast for the current period and (consolidated) results for the previous period

Kewpie

(In millions of yen)

	Consolidated sales	Consolidated operating profit	Consolidated ordinary profit	Net profit attributable to shareholders of the parent company
Results forecast for the current period (Fiscal year ending November 2025)	505,000	34,500	36,600	29,200
Results for the previous period (Fiscal year ending November 2024)	483,985	34,329	36,874	21,419

AOHATA

(In millions of yen)

	Consolidated sales	Consolidated operating profit	Consolidated ordinary profit	Net profit attributable to shareholders of the parent company
Results forecast for the current period (Fiscal year ending November 2025)	21,000	400	426	296
Results for the previous period (Fiscal year ending November 2024)	20,513	386	400	289

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